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                                                                      Exhibit 12
                      PFIZER INC. AND SUBSIDIARY COMPANIES
                       RATIO OF EARNINGS TO FIXED CHARGES
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                                                       Six
                                                    Months
                                                     Ended
                                                  June 30,                   Year Ended December 31,
(millions of dollars, except ratios)                  2002         2001        2000       1999        1998        1997
                                                  --------        ------      ------     ------      ------      ------

Determination of earnings:
Income from continuing operations before
  provision for taxes on income,
  minority interests and cumulative
  effect of a change in accounting
  principle                                         $5,633       $10,329      $5,781     $6,945      $4,397      $3,979
Less:
 Minority interests                                      1            16          14          5           2          10
                                                    ------       -------      ------     ------      ------      ------
  Adjusted income                                    5,632        10,313       5,767      6,940       4,395       3,969
  Fixed charges                                        163           366         496        463         334         389
                                                    ------       -------      ------     ------      ------      ------
  Total earnings as

   defined                                          $5,795       $10,679      $6,263     $7,403      $4,729      $4,358
                                                    ======       =======      ======     ======      ======      ======
Fixed charges:
 Interest expense (a)                               $  113       $   266      $  390     $  364      $  251      $  315
 Rents (b)                                              50           100         106         99          83          74
                                                    ------       -------      ------     ------      ------      ------

  Fixed charges                                        163           366         496        463         334         389

 Capitalized interest                                   17            56          46         40          26          10
                                                    ------       -------      ------     ------      ------      ------

  Total fixed charges                               $  180       $   422      $  542     $  503      $  360      $  399
                                                    ======       =======      ======     ======      ======      ======

Ratio of earnings to fixed charges
                                                      32.1          25.3        11.6       14.7        13.1        10.9
                                                    ======       =======      ======     ======      ======      ======
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(a)        Interest expense includes amortization of debt discount and expenses.
(b)        Rents included in the computation consist of one-third of rental expense which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.